Exhibit 10.1

Personal & Confidential

August 1, 2013

Travis F. Brooks

1007 CHISEL POINT DR

Houston, TX 77094

Re:	Retention Bonus

I am writing to inform you that, in appreciation for your continued support of Rowan Companies, Inc. and its affiliates (“Rowan”) and its entry into the ultra-deepwater market, Rowan is offering you a cash retention bonus if certain conditions, as specified below, are satisfied.

You will receive a lump sum retention bonus of $824,000 in cash (less applicable withholdings and deductions) if you are continuously employed by Rowan until August 1, 2016 (the “vesting date”). If this condition is met, and subject to the other terms of this agreement, the retention bonus would become payable to you within 10 business days after the vesting date. For the avoidance of doubt, the retention bonus may not be accelerated, and it is not payable upon any change in control or similar event affecting Rowan, upon your retirement or upon any other termination event occurring prior to the vesting date.

You acknowledge and agree that nothing contained in this agreement will be construed to create either an express or implied promise of continued employment. Please note that your employment remains “at will,” meaning either you or Rowan have the right to terminate your employment without prior notice at any time and for any reason.

The terms of this agreement are strictly confidential. You agree that you will not discuss this agreement or its terms with anyone other than me or another authorized representative of Rowan as expressly made known to you. However, you may discuss the terms of this agreement with your spouse, attorney or financial advisor so long as they agree to keep the information confidential. If you breach these confidentiality obligations, you agree that any right to receive the retention bonus will be subject to forfeiture in the sole discretion of Rowan.

Both you and Rowan intend this agreement to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation 1.409A-1(b)(4), and this agreement shall be interpreted and administered in compliance therewith to the greatest extent possible. You acknowledge and agree, however, that Rowan does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this letter agreement, including, without limitation, any consequences related to Section 409A of the Code.

This letter agreement sets forth the entire agreement between you and Rowan relating to the subject-matter herein. Any amendments hereto must be in writing and signed by the parties. This agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to conflict of law principles.

Please agree and acknowledge the terms of this agreement by signing where indicated below and returning an executed agreement to me by no later than August 7, 2013

Personal & Confidential

Rowan is pleased to offer this retention bonus to you, and very grateful for your continued efforts to make Rowan successful.

Sincerely,

/s/ Melanie M. Trent
Melanie M. Trent
SVP, CAO & Corporate Secretary

Acknowledged and agreed:

/s/ Travis F. Brooks
Travis F. Brooks
SVP, Operations
Date: August 7, 2013

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